Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

AngloGold Ashanti Limited
Johannesburg, South Africa

AngloGold Ashanti Holdings plc
Douglas, Isle of Man

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form F-3 of AngloGold Ashanti Limited and AngloGold Ashanti Holdings plc of our report dated 29 March 2022, relating to the consolidated financial statements of Kibali (Jersey) Limited appearing in AngloGold Ashanti Limited’s Annual Report on Form 20-F for the year ended 31 December 2021, which is incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

BDO LLP
London, United Kingdom

1 April 2022